As filed with the Securities and Exchange Commission on February 19, 2021

File Nos. 333-160595

811-22311

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 128	☒

and

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940

Amendment No. 130	☒

Schwab Strategic Trust

(Exact Name of Registrant as Specified in Charter)

211 Main Street

San Francisco, California 94105

(Address of Principal Executive Offices)

(800) 648-5300

(Registrant’s Telephone Number, including Area Code)

David J. Lekich, Esq.

211 Main Street

San Francisco, California 94105

(Name and Address of Agent for Service)

Copies of communications to:

Douglas P. Dick, Esq. Dechert LLP 1900 K Street, N.W. Washington, DC 20006	John M. Loder, Esq. Ropes & Gray LLP 800 Boylston Street Boston, MA 02199-3600

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

EXPLANATORY NOTE

This Post-Effective Amendment consists of the following:

1. Facing Sheet of the Registration Statement on Form N-1A (the Registration Statement).

2. This explanatory note.

3. Part C to the Registration Statement (including signature page).

4. Exhibit (j)(2) to Item 28 to Part C of the Registration Statement.

This Post-Effective Amendment is being filed solely to file the consent of independent accountant as exhibit (j)(2) to Item 28 to Part C of the Registration Statement.

Parts A and B of Post-Effective Amendment No. 126 to the Registration Statement filed on December 18, 2020, pursuant to Rule 485(b) under the Securities Act of 1933, as amended (the 1933 Act), are incorporated by reference herein.

Schwab Strategic Trust
PEA No. 128
Part C: Other Information
ITEM 28.	EXHIBITS.
(a)(1)	Certificate of Trust, dated January 27, 2009, of Schwab Strategic Trust (the Registrant or the Trust) is incorporated by reference to Exhibit (a)(1) of the Registrant’s Registration Statement, filed July 15, 2009.
(a)(2)	Registrant’s Amended and Restated Agreement and Declaration of Trust, dated October 12, 2009, is incorporated by reference to Exhibit (a)(3) of Pre-Effective Amendment No. 2 of the Registrant’s Registration Statement, filed October 27, 2009.
(b)	Registrant’s By-Laws, dated January 26, 2009, is incorporated by reference to Exhibit (b) of the Registrant’s Registration Statement, filed July 15, 2009.
(c)	Reference is made to Article 5 of the Registrant’s Agreement and Declaration of Trust.
(d)(1)	Amended and Restated Advisory Agreement between the Registrant and Charles Schwab Investment Management, Inc., dated March 1, 2017, is incorporated by reference to Exhibit (d)(1) of Post-Effective Amendment No. 95 of the Registrant’s Registration Statement, filed April 28, 2017 (hereinafter referred to as PEA No. 95).
(d)(2)	Amendment No. 1, dated October 5, 2017, to the Amended and Restated Advisory Agreement between the Registrant and Charles Schwab Investment Management, Inc., dated March 1, 2017, is incorporated by reference to Exhibit (d)(2) of Post-Effective Amendment No. 101 of the Registrant’s Registration Statement, filed October 5, 2017 (hereinafter referred to as PEA No. 101).
(d)(3)	Amendment No. 2, dated March 11, 2019, to the Amended and Restated Advisory Agreement between the Registrant and Charles Schwab Investment Management, Inc., dated March 1, 2017, is incorporated by reference to Exhibit (d)(3) of Post-Effective Amendment No. 111 of the Registrant’s Registration Statement, filed April 26, 2019 (hereinafter referred to as PEA No. 111).
(d)(4)	Amendment No. 3, dated October 3, 2019, to the Amended and Restated Advisory Agreement between the Registrant and Charles Schwab Investment Management, Inc., dated March 1, 2017, is incorporated by reference to Exhibit (d)(4) of Post-Effective Amendment No. 116 of the Registrant’s Registration Statement, filed October 3, 2019 (hereinafter referred to as PEA No. 116).
(d)(5)	Amendment No. 4, dated December 13, 2019, to the Amended and Restated Advisory Agreement between the Registrant and Charles Schwab Investment Management, Inc., dated March 1, 2017, is incorporated by reference to Exhibit (d)(5) of Post-Effective Amendment No. 120 of the Registrant’s Registration Statement, filed February 24, 2020 (hereinafter referred to as PEA No. 120).
(d)(6)	Amendment No. 5, dated February 25, 2020, to the Amended and Restated Advisory Agreement between the Registrant and Charles Schwab Investment Management, Inc., dated March 1, 2017, is incorporated by reference to Exhibit (d)(6) of Post-Effective Amendment No. 121 of the Registrant’s Registration Statement, filed April 17, 2020 (hereinafter referred to as PEA No. 121).
(d)(7)	Amendment No. 6, dated [ ], to the Amended and Restated Advisory Agreement between the Registrant and Charles Schwab Investment Management, Inc., dated March 1, 2017, to be filed by amendment.
(e)(1)	Distribution Agreement between the Registrant and SEI Investments Distribution Co. is incorporated by reference to Exhibit (e) of Post-Effective Amendment No. 1 of the Registrant’s Registration Statement, filed April 21, 2010 (hereinafter referred to as PEA No. 1).
(e)(2)	Amendment No. 1, dated July 26, 2010, to Distribution Agreement between the Registrant and SEI Investments Distribution Co., dated October 12, 2009, is incorporated by reference to Exhibit (e)(2) of Post-Effective Amendment No. 3 of the Registrant’s Registration Statement, filed July 23, 2010 (hereinafter referred to as PEA No. 3).
(e)(3)	Amendment No. 2, dated December 17, 2010, to Distribution Agreement between the Registrant and SEI Investments Distribution Co., dated October 12, 2009, is incorporated by reference to Exhibit (e)(3) of Post-Effective Amendment No. 7 of the Registrant’s Registration Statement, filed April 15, 2011 (hereinafter referred to as PEA No. 7).
(e)(4)	Amendment No. 3, dated July 1, 2011, to the Distribution Agreement between the Registrant and SEI Investments Distribution Co., dated October 12, 2009, is incorporated by reference to Exhibit (e)(4) of Post-Effective Amendment No. 12 of the Registrant’s Registration Statement, filed July 8, 2011 (hereinafter referred to as PEA No. 12).
(e)(5)	Amendment No. 4, dated October 1, 2011, to the Distribution Agreement between the Registrant and SEI Investments Distribution Co., dated October 12, 2009, is incorporated by reference to Exhibit (e)(5) of Post-Effective Amendment No. 17 of the Registrant’s Registration Statement, filed October 14, 2011 (hereinafter referred to as PEA No. 17).
(e)(6)	Amendment No. 5, dated August 8, 2013, to the Distribution Agreement between the Registrant and SEI Investments Distribution Co., dated October 12, 2009, is incorporated by reference to Exhibit (e)(6) of Post-Effective Amendment No. 46 to the Registrant’s Registration Statement, filed August 8, 2013 (hereinafter referred to as PEA No. 46).
(e)(7)	Amendment No. 6, dated October 5, 2017, to the Distribution Agreement between the Registrant and SEI Investments Distribution Co., dated October 12, 2009, is incorporated by reference to Exhibit (e)(7) of PEA No. 101.

ITEM 28.	EXHIBITS.
(e)(8)	Amendment No. 7, dated October 3, 2019, to the Distribution Agreement between the Registrant and SEI Investments Distribution Co., dated October 12, 2009, is incorporated by reference to Exhibit (e)(8) of Post-Effective Amendment No. 118 to the Registrant’s Registration Statement, filed December 18, 2019 (hereinafter referred to as PEA No. 118).
(e)(9)	Amendment No. 8, dated December 12, 2019, to the Distribution Agreement between the Registrant and SEI Investments Distribution Co., dated October 12, 2009, is incorporated by reference to Exhibit (e)(9) of PEA No. 120.
(e)(10)	Amendment No. 9, dated [ ], to the Distribution Agreement between the Registrant and SEI Investments Distribution Co., dated October 12, 2009, to be filed by amendment.
(f)	Not applicable.
(g)(1)	Amended and Restated Master Custodian Agreement between the Registrant and State Street Bank and Trust Company, dated October 17, 2005, is incorporated by reference to Exhibit (g)(1) of Pre-Effective Amendment No. 1 of Registrant’s Registration Statement, filed October 7, 2009 (hereinafter referred to as Pre-Effective Amendment No. 1).
(g)(2)	Amendment, dated October 8, 2009, to the Amended and Restated Master Custodian Agreement between the Registrant and State Street Bank and Trust Company, dated October 17, 2005, is incorporated by reference to Exhibit (g)(2) of PEA No. 1.
(g)(3)	Amendment, dated July 26, 2010, to the Amended and Restated Master Custodian Agreement between the Registrant and State Street Bank and Trust Company, dated October 17, 2005, filed September 24, 2010 is incorporated by reference to Exhibit (g)(3) of Post-Effective Amendment No. 4 of the Registrant’s Registration Statement, filed September 24, 2010 (hereinafter referred to as PEA No. 4).
(g)(4)	Amendment, dated December 17, 2010, to the Amended and Restated Master Custodian Agreement between the Registrant and State Street Bank and Trust Company, dated October 17, 2005, is incorporated by reference to Exhibit (g)(4) of PEA No. 7.
(g)(5)	Amendment, dated July 1, 2011, to the Custodian Agreement between the Registrant and State Street Bank and Trust Company, dated October 17, 2005, is incorporated by reference to Exhibit (g)(5) of PEA No. 12.
(g)(6)	Amendment, dated October 1, 2011, to the Amended and Restated Master Custodian Agreement between the Registrant and State Street Bank and Trust Company, dated October 17, 2005, is incorporated by reference to Exhibit (g)(6) of PEA No. 17.
(g)(7)	Amendment, dated July 8, 2013, to the Amended and Restated Master Custodian Agreement between the Registrant and State Street Bank and Trust Company, dated October 17, 2005, is incorporated by reference to Exhibit (g)(7) of Post-Effective Amendment No. 56 of the Registrant’s Registration Statement, filed December 26, 2013, (hereinafter referred to as PEA No. 56).
(g)(8)	Amendment, dated October 5, 2017, to the Amended and Restated Master Custodian Agreement between the Registrant and State Street Bank and Trust Company, dated October 17, 2005, is incorporated by reference to Exhibit (g)(8) of PEA No. 101.
(g)(9)	Amendment, dated November 16, 2017, to the Amended and Restated Master Custodian Agreement between the Registrant and State Street Bank and Trust Company, dated October 17, 2005, is incorporated by reference to Exhibit (g)(9) of Post-Effective Amendment No. 103 of the Registrant’s Registration Statement, filed December 28, 2017, (hereinafter referred to as PEA No. 103).
(g)(10)	Amendment, dated October 3, 2019, to the Amended and Restated Master Custodian Agreement between the Registrant and State Street Bank and Trust Company, dated October 17, 2005, is incorporated by reference to Exhibit (g)(10) of PEA No. 116.
(g)(11)	Amendment, dated [ ], to the Amended and Restated Master Custodian Agreement between the Registrant and State Street Bank and Trust Company, dated October 17, 2005, to be filed by amendment.
(h)(1)	Administration Agreement between the Registrant and Charles Schwab Investment Management, Inc., dated October 12, 2009, is incorporated by reference to Exhibit (h)(1) of PEA No. 118.
(h)(1)(a)	Amendment No. 1, dated July 26, 2010, to the Administration Agreement between the Registrant and Charles Schwab Investment Management, Inc., dated October 12, 2009, is incorporated by reference to Exhibit (h)(8) of PEA No. 3.
(h)(1)(b)	Amendment No. 2, dated December 17, 2010, to the Administration Agreement between the Registrant and Charles Schwab Investment Management, Inc., dated October 12, 2009, is incorporated by reference to Exhibit (h)(1)(b) of PEA No. 7.
(h)(1)(c)	Amendment No. 3, dated July 1, 2011, to the Administration Agreement between the Registrant and Charles Schwab Investment Management, Inc., dated October 12, 2009, is incorporated by reference to Exhibit (h)(1)(c) of PEA No. 12.
(h)(1)(d)	Amendment No. 4, dated October 1, 2011, to the Administration Agreement between the Registrant and Charles Schwab Investment Management, Inc., dated October 12, 2009, is incorporated by reference to Exhibit (h)(1)(d) of PEA No. 17.
(h)(1)(e)	Amendment No. 5, dated August 8, 2013, to the Administration Agreement between the Registrant and Charles Schwab Investment Management, Inc., dated October 12, 2009, is incorporated by reference to Exhibit (h)(1)(e) of PEA No. 46.
(h)(1)(f)	Amendment No. 6, dated October 5, 2017, to the Administration Agreement between the Registrant and Charles Schwab Investment Management, Inc., dated October 12, 2009, is incorporated by reference to Exhibit (h)(1)(f) of PEA No. 101.
(h)(1)(g)	Amendment No. 7, dated October 3, 2019, to the Administration Agreement between the Registrant and Charles Schwab Investment Management, Inc., dated October 12, 2009, is incorporated by reference to Exhibit (h)(1)(g) of PEA No. 116.
(h)(1)(h)	Amendment No. 8, dated [ ], to the Administration Agreement between the Registrant and Charles Schwab Investment Management, Inc., dated October 12, 2009, to be filed by amendment.

ITEM 28.	EXHIBITS.
(h)(2)	Transfer Agency Agreement between the Registrant and State Street Bank and Trust Company, dated October 8, 2009, is incorporated by reference to Exhibit (h)(2) of PEA No. 118.
(h)(2)(a)	Amendment, dated July 26, 2010, to the Transfer Agency Agreement between the Registrant and State Street Bank and Trust Company, dated October 8, 2009, filed September 24, 2010 is incorporated by reference to Exhibit (h)(9) of PEA No. 4.
(h)(2)(b)	Amendment, dated December 17, 2010, to the Transfer Agency Agreement between the Registrant and State Street Bank and Trust Company, dated October 8, 2009, is incorporated by reference to Exhibit (h)(2)(b) of PEA No. 7.
(h)(2)(c)	Amendment, dated July 1, 2011, to the Transfer Agency Agreement between the Registrant and State Street Bank and Trust Company, dated October 8, 2009, is incorporated by reference to Exhibit (h)(2)(c) of PEA No. 12.
(h)(2)(d)	Amendment, dated October 1, 2011, to the Transfer Agency Agreement between the Registrant and State Street Bank and Trust Company, dated October 8, 2009, is incorporated by reference to Exhibit (h)(2)(d) of PEA No. 17.
(h)(2)(e)	Amendment, dated July 8, 2013, to the Transfer Agency Agreement between the Registrant and State Street Bank and Trust Company, dated October 8, 2009, is incorporated by reference to Exhibit (h)(2)(e) of PEA No. 56.
(h)(2)(f)	Amendment, dated October 5, 2017, to the Transfer Agency Agreement between the Registrant and State Street Bank and Trust Company, dated October 8, 2009, is incorporated by reference to Exhibit (h)(2)(f) of PEA No. 101.
(h)(2)(g)	Amendment, dated October 3, 2019, to the Transfer Agency Agreement between the Registrant and State Street Bank and Trust Company, dated October 8, 2009, is incorporated by reference to Exhibit (h)(2)(g) of PEA No. 118.
(h)(2)(h)	Amendment, dated October 9, 2020, to the Transfer Agency Agreement between the Registrant and State Street Bank and Trust Company, dated October 8, 2009, is incorporated by reference to Exhibit (h)(2)(h) of Post-Effective Amendment No. 126 of the Registrant’s Registration Statement, filed December 18, 2020 (hereinafter referred to as PEA No. 126).
(h)(2)(i)	Amendment, dated [ ], to the Transfer Agency Agreement between the Registrant and State Street Bank and Trust Company, dated October 8, 2009, to be filed by amendment.
(h)(3)	Form of Authorized Participant Agreement is incorporated by reference to Exhibit (h)(3) of Pre-Effective Amendment No. 1.
(h)(4)	Master Fund Accounting and Services Agreement between the Registrant and State Street Bank and Trust Company, dated October 1, 2005, is incorporated by reference to Exhibit (h)(4) of Pre-Effective Amendment No. 1.
(h)(4)(a)	Amendment, dated October 8, 2009, to the Master Fund Accounting and Services Agreement between the Registrant and State Street Bank and Trust Company, dated October 1, 2005, is incorporated by reference to Exhibit (h)(5) of PEA No. 1.
(h)(4)(b)	Amendment, dated July 26, 2010, to the Master Fund Accounting and Services Agreement between the Registrant and State Street Bank and Trust Company, dated October 1, 2005, filed September 24, 2010 is incorporated by reference to Exhibit (h)(10) of PEA No. 4.
(h)(4)(c)	Amendment, dated December 17, 2010, to the Master Fund Accounting and Services Agreement between the Registrant and State Street Bank and Trust Company, dated October 1, 2005, is incorporated by reference to Exhibit (h)(4)(c) of PEA No. 7.
(h)(4)(d)	Amendment, dated July 1, 2011, to the Master Fund Accounting and Services Agreement between the Registrant and State Street Bank and Trust Company, dated October 1, 2005, is incorporated by reference to Exhibit (h)(4)(d) of PEA No. 12.
(h)(4)(e)	Amendment, dated October 1, 2011, to the Master Fund Accounting and Services Agreement between the Registrant and State Street Bank and Trust Company, dated October 1, 2005, is incorporated by reference to Exhibit (h)(4)(e) of PEA No. 17.
(h)(4)(f)	Amendment, dated July 8, 2013, to the Master Fund Accounting and Services Agreement between the Registrant and State Street Bank and Trust Company, dated October 1, 2005, is incorporated by reference to Exhibit (h)(4)(f) of PEA No. 56.
(h)(4)(g)	Amendment, dated January 20, 2016, to Appendix A of the Master Fund Accounting and Services Agreement between the Registrant and State Street Bank and Trust Company, dated October 1, 2005, is incorporated by reference to Exhibit (h)(4)(g) of Post-Effective Amendment No. 92 of the Registrant’s Registration Statement, filed December 28, 2016 (hereinafter referred to as PEA No. 92).
(h)(4)(h)	Amendment, dated August 18, 2016, to Appendix A of the Master Fund Accounting and Services Agreement between the Registrant and State Street Bank and Trust Company, dated October 1, 2005, is incorporated by reference to Exhibit (h)(4)(h) of PEA No. 92.
(h)(4)(i)	Amendment, dated February 2, 2017, to Appendix A of the Master Fund Accounting and Services Agreement between the Registrant and State Street Bank and Trust Company, dated October 1, 2005, is incorporated by reference to Exhibit (h)(4)(i) of PEA No. 95.
(h)(4)(j)	Amendment, dated October 5, 2017, to Appendix A and Appendix B of the Master Fund Accounting and Services Agreement between the Registrant and State Street Bank and Trust Company, dated October 1, 2005, is incorporated by reference to Exhibit (h)(4)(j) of PEA No. 101.
(h)(4)(k)	Amendment, dated November 16, 2017, to Appendix A of the Master Fund Accounting and Services Agreement between the Registrant and State Street Bank and Trust Company, dated October 1, 2005, is incorporated by reference to Exhibit (h)(4)(k) of PEA No. 103.

ITEM 28.	EXHIBITS.
(h)(4)(l)	Amendment, modified March 11, 2019, to Appendix A of the Master Fund Accounting and Services Agreement between the Registrant and State Street Bank and Trust Company, dated October 1, 2005, is incorporated by reference to Exhibit (h)(4)(l) of PEA No. 111.
(h)(4)(m)	Amendment, dated October 3, 2019, to Appendix A and Appendix B of the Master Fund Accounting and Services Agreement between the Registrant and State Street Bank and Trust Company, dated October 1, 2005, is incorporated by reference to Exhibit (h)(4)(m) of PEA No. 118.
(h)(4)(n)	Amendment, dated [ ], to Appendix A and Appendix B of the Master Fund Accounting and Services Agreement between the Registrant and State Street Bank and Trust Company, dated October 1, 2005, to be filed by amendment.
(h)(5)	Sub-Administration Agreement between the Charles Schwab Investment Management, Inc. and State Street Bank and Trust Company, dated October 1, 2005, is incorporated by reference to Exhibit (h)(6) of Pre-Effective Amendment No. 1.
(h)(5)(a)	Amendment, dated October 8, 2009, to the Sub-Administration Agreement between the Charles Schwab Investment Management, Inc. and State Street Bank and Trust Company, dated October 1, 2005, is incorporated by reference to Exhibit (h)(7) of PEA No. 1.
(h)(5)(b)	Amendment, dated July 26, 2010 to the Sub-Administration Agreement between the Charles Schwab Investment Management, Inc. and State Street Bank and Trust Company, dated October 1, 2005, filed September 24, 2010 is incorporated by reference to Exhibit (h)(11) of PEA No. 4.
(h)(5)(c)	Amendment, dated December 17, 2010, to the Sub-Administration Agreement between the Charles Schwab Investment Management, Inc. and State Street Bank and Trust Company, dated October 1, 2005, is incorporated by reference to Exhibit (h)(5)(c) of PEA No. 7.
(h)(5)(d)	Amendment, dated July 1, 2011, to the Sub-Administration Agreement between the Charles Schwab Investment Management, Inc. and State Street Bank and Trust Company, dated October 1, 2005, is incorporated by reference to Exhibit (h)(5)(d) of PEA No. 12.
(h)(5)(e)	Amendment, dated October 1, 2011, to the Sub-Administration Agreement between the Charles Schwab Investment Management, Inc. and State Street Bank and Trust Company, dated October 1, 2005, is incorporated by reference to Exhibit (h)(5)(e) of PEA No. 17.
(h)(5)(f)	Amendment, dated August 8, 2013, to the Sub-Administration Agreement between the Charles Schwab Investment Management, Inc. and State Street Bank and Trust Company, dated October 1, 2005, is incorporated by reference to Exhibit (h)(5)(f) of PEA No. 56.
(h)(5)(g)	Amendment, dated October 5, 2017, to the Sub-Administration Agreement between Charles Schwab Investment Management, Inc. and State Street Bank and Trust Company, dated October 1, 2005, is incorporated by reference to Exhibit (h)(5)(g) of PEA No. 101.
(h)(5)(h)	Amendment, dated October 3, 2019, to the Sub-Administration Agreement between Charles Schwab Investment Management, Inc. and State Street Bank and Trust Company, dated October 1, 2005, is incorporated by reference to Exhibit (h)(5)(h) of PEA No. 118.
(h)(5)(i)	Amendment, dated [ ], to the Sub-Administration Agreement between Charles Schwab Investment Management, Inc. and State Street Bank and Trust Company, dated October 1, 2005, to be filed by amendment.
(h)(6)	Sublicense Agreement between the Registrant, Schwab Investments and Charles Schwab Investment Management, Inc., dated October 5, 2017, is incorporated by reference to Exhibit (h)(6) of PEA No. 101.
(i)	Not applicable.
(j)(1)	Not applicable.
(j)(2)	Consent of PricewaterhouseCoopers LLP is filed herein as Exhibit (j)(2).
(j)(3)	Power of Attorney executed by Walter W. Bettinger II, dated January 1, 2016, is incorporated by reference to Exhibit (j)(2) of Post-Effective Amendment No. 86 of the Registrant’s Registration Statement, filed January 12, 2016 (hereinafter referred to as PEA No. 86).
(j)(4)	Power of Attorney executed by Jonathan de St. Paer, dated April 1, 2019, is incorporated by reference to Exhibit (j)(3) of PEA No. 111.
(j)(5)	Power of Attorney executed by Joseph R. Martinetto, dated January 1, 2016, is incorporated by reference to Exhibit (j)(4) of PEA No. 86.
(j)(6)	Power of Attorney executed by Robert W. Burns, dated January 1, 2016, is incorporated by reference to Exhibit (j)(5) of PEA No. 86.
(j)(7)	Power of Attorney executed by John F. Cogan, dated January 1, 2016, is incorporated by reference to Exhibit (j)(6) of PEA No. 86.
(j)(8)	Power of Attorney executed by David L. Mahoney, dated January 1, 2016, is incorporated by reference to Exhibit (j)(8) of PEA No. 86.

ITEM 28.	EXHIBITS.
(j)(9)	Power of Attorney executed by Kiran M. Patel, dated January 1, 2016, is incorporated by reference to Exhibit (j)(9) of Post-Effective Amendment No. 88 of the Registrant’s Registration Statement, filed April 27, 2016.
(j)(10)	Power of Attorney executed by Kimberly S. Patmore, dated January 1, 2016, is incorporated by reference to Exhibit (j)(10) of PEA No. 86.
(j)(11)	Power of Attorney executed by Nancy F. Heller, dated June 1, 2018, is incorporated by reference to Exhibit (j)(11) of Post-Effective Amendment No. 107 of the Registrant’s Registration Statement, filed June 26, 2018.
(j)(12)	Power of Attorney executed by Jane P. Moncreiff, dated January 28, 2019, is incorporated by reference to Exhibit (j)(13) of PEA No. 111.
(j)(13)	Power of Attorney executed by Mark D. Fischer, dated January 1, 2016, is incorporated by reference to Exhibit (j)(14) of PEA No. 86.
(j)(14)	Registrant, Certified Resolution regarding Powers of Attorney, dated June 10, 2020 is incorporated by reference to Exhibit (j)(15) of Post-Effective Amendment No. 124 of the Registrant’s Registration Statement, filed June 26, 2020 (hereinafter referred to as PEA No. 124).
(k)	Not applicable.
(l)	None.
(m)	Not applicable.
(n)	Not applicable.
(o)	Not applicable.
(p)(1)	Joint Code of Ethics for the Registrant, Charles Schwab Investment Management, Inc. and Charles Schwab & Co., Inc., dated June 9, 2020, is incorporated herein as Exhibit (p)(1) of PEA No. 124.
(p)(2)	Code of Ethics of SEI Investments Distribution Co., dated August 21, 2020, is incorporated by reference to Exhibit (p)(2) of PEA No. 126.
Item 29.	Persons Controlled By Or Under Common Control With The Registrant.
The Board of Trustees of the Registrant is identical to the boards of trustees of The Charles Schwab Family of Funds, Schwab Investments, Schwab Capital Trust, Schwab Annuity Portfolios and Laudus Trust. Each such trust has Charles Schwab Investment Management, Inc. as its investment adviser. In addition, the officers of the Registrant are also identical to those of each such other trust, with the exception of the Chief Legal Officer and Secretary/Clerk. As a result, the above-named trusts may be deemed to be under common control with the Registrant. Nonetheless, the Registrant takes the position that it is not under common control with such other trusts because the power residing in the respective trusts’ boards and officers arises as a result of an official position with each such trust.
Item 30.	Indemnification.
Reference is made to Article VII of Registrant’s Amended and Restated Agreement and Declaration of Trust (Exhibit (a)(2) filed October 27, 2009) and Article 11 of Registrant’s By-Laws (Exhibit (b) filed July 15, 2009).
Insofar as indemnification for liability arising under the Securities Act of 1933, as amended (the Act), may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
Item 31.	Business And Other Connections Of Investment Adviser.
The Registrant’s investment adviser, Charles Schwab Investment Management, Inc. (CSIM), a Delaware corporation, organized in October 1989, also serves as the investment manager to Laudus Trust, Schwab Capital Trust, The Charles Schwab Family of Funds, Schwab Investments, and Schwab Annuity Portfolios, each an open-end, management investment company. The principal place of business of the investment adviser is 211 Main Street, San Francisco, CA 94105. The only business in which the investment adviser engages is that of investment adviser and administrator to Schwab Capital Trust, The Charles Schwab Family of Funds, Schwab Investments, Schwab Annuity Portfolios and any other investment companies that Schwab may sponsor in the future, investment adviser to the Registrant and Laudus Trust and an investment adviser to certain non-investment company clients.

The business, profession, vocation or employment of a substantial nature in which each director and/or senior or executive officer of CSIM is or has been engaged during the past two fiscal years is listed below. The name of any company for which any director and/or senior or executive officer of the investment adviser serves as director, officer, employee, partner or trustee is also listed below.
Name and Position with Adviser	Name of Other Company	Capacity
Walter W. Bettinger, II, Director	The Charles Schwab Corporation	Director, President and Chief Executive Officer
	Charles Schwab & Co., Inc.	Director, President and Chief Executive Officer
	TD Ameritrade Holding Corporation	Director
	Schwab Holdings, Inc.	Director, President and Chief Executive Officer
	Schwab International Holdings, Inc.	President and Chief Executive Officer
	Charles Schwab Bank, SSB	Director
	Charles Schwab Premier Bank, SSB	Director
	Charles Schwab Trust Bank	Director
	Schwab (SIS) Holdings, Inc. I	President and Chief Executive Officer
	Schwab Funds	Chairman and Trustee
	Laudus Funds	Chairman and Trustee
	Schwab ETFs	Chairman and Trustee
Peter B. Crawford, Director	The Charles Schwab Corporation	Executive Vice President and Chief Financial Officer
	Charles Schwab & Co., Inc.	Director, Executive Vice President and Chief Financial Officer
	TD Ameritrade Holding Corporation	Director
	Schwab Holdings, Inc.	Director, Executive Vice President and Chief Financial Officer
	Charles Schwab Global Holdings, Inc.	Executive Vice President and Chief Financial Officer
	Schwab International Holdings, Inc.	Executive Vice President and Chief Financial Officer
	Performance Technologies, Inc.	Executive Vice President and Chief Financial Officer
	Schwab (SIS) Holdings, Inc. I	Executive Vice President and Chief Financial Officer
	Schwab Technology Holdings, Inc.	Executive Vice President and Chief Financial Officer
Richard A. Wurster, Chief Executive Officer	The Charles Schwab Corporation	Executive Vice President – Schwab Asset Management Solutions
	Charles Schwab & Co., Inc.	Executive Vice President – Schwab Asset Management Solutions
	Charles Schwab Investment Advisory, Inc.	Director, Chief Executive Officer and President
Jonathan de St. Paer, Director, President and Chief Operating Officer	Charles Schwab & Co., Inc.	Senior Vice President
	Schwab Funds	Trustee, President and Chief Executive Officer
	Laudus Funds	Trustee, President and Chief Executive Officer
	Schwab ETFs	Trustee, President and Chief Executive Officer
	Charles Schwab Worldwide Funds, plc	Director
	Charles Schwab Asset Management (Ireland) Limited	Director
	Charles Schwab Investment Advisory, Inc.	Senior Vice President and Chief Operating Officer

Name and Position with Adviser	Name of Other Company	Capacity
Omar Aguilar, Senior Vice President and Chief Investment Officer	Schwab Funds	Senior Vice President and Chief Investment Officer – Equities and Multi-Asset Strategies
	Laudus Funds	Senior Vice President and Chief Investment Officer – Equities and Multi-Asset Strategies
	Schwab ETFs	Senior Vice President and Chief Investment Officer – Equities and Multi-Asset Strategies
Brett Wander, Senior Vice President and Chief Investment Officer	Schwab Funds	Senior Vice President and Chief Investment Officer – Fixed Income
	Laudus Funds	Senior Vice President and Chief Investment Officer – Fixed Income
	Schwab ETFs	Senior Vice President and Chief Investment Officer – Fixed Income
William P. McMahon, Jr., Senior Vice President and Chief Investment Officer	None	None
David Lekich, Senior Vice President and Chief Counsel	Charles Schwab & Co., Inc.	Senior Vice President
	Schwab Funds	Secretary and Chief Legal Officer
	Laudus Funds	Vice President and Assistant Clerk
	Schwab ETFs	Secretary and Chief Legal Officer
Michael Hogan, Senior Vice President and Chief Compliance Officer	Schwab Funds	Chief Compliance Officer
	Schwab ETFs	Chief Compliance Officer
	Laudus Funds	Chief Compliance Officer
	Charles Schwab & Co., Inc.	Senior Vice President and Chief Compliance Officer – IIMS Compliance
Mark D. Fischer, Vice President and Chief Financial Officer	Schwab Funds	Treasurer, Chief Financial Officer and Chief Operating Officer
	Laudus Funds	Treasurer, Chief Financial Officer and Chief Operating Officer
	Schwab ETFs	Treasurer, Chief Financial Officer and Chief Operating Officer
	Charles Schwab Worldwide Funds, plc	Director
	Charles Schwab Asset Management (Ireland) Limited	Director
Item 32.	Principal Underwriter:
(a) SEI Investments Distribution Co. (the Distributor) is the principal underwriter of the Trust.
The Distributor acts as distributor for:
SEI Daily Income Trust
SEI Tax Exempt Trust
SEI Institutional Managed Trust
SEI Institutional International Trust
SEI Institutional Investments Trust
The Advisors’ Inner Circle Fund
The Advisors’ Inner Circle Fund II
Bishop Street Funds
SEI Asset Allocation Trust
City National Rochdale Funds (formerly CNI Charter Funds)

Causeway Capital Management Trust
SEI Offshore Opportunity Fund II
ProShares Trust
Community Capital Trust (formerly Community Reinvestment Act Qualified Investment Fund)
SEI Offshore Advanced Strategy Series SPC
SEI Structured Credit Fund, LP
Global X Funds
ProShares Trust II
SEI Special Situations Fund
Exchange Traded Concepts Trust (formerly FaithShares Trust)
Schwab Strategic Trust
RiverPark Funds Trust
Adviser Managed Trust
SEI Core Property Fund
New Covenant Funds
Highland Funds I (formerly Pyxis Funds I)
KraneShares Trust
SEI Insurance Products Trust
The KP Funds
The Advisors’ Inner Circle Fund III
SEI Catholic Values Trust
SEI Hedge Fund SPC
SEI Energy Debt Fund
Gallery Trust
Schroder Series Trust
Schroder Global Series Trust
City National Rochdale Select Strategies Fund
Metaurus Equity Component Trust
Impact Shares Trust
City National Rochdale Strategic Credit Fund
Symmetry Panoramic Trust
Frost Family of Funds
(b) Information with respect to each director, officer or partner of each principal underwriter is as follows. Unless otherwise noted, the business address of each director or officer is 1 Freedom Valley Drive, Oaks, PA 19456.
Name	Position and Office with Underwriter	Positions and Offices with Registrant
William M. Doran	Director	None
Paul F. Klauder	Director	None
Wayne M. Withrow	Director	None
Kevin P. Barr	Director, President & Chief Executive Officer	None

Name	Position and Office with Underwriter	Positions and Offices with Registrant
Maxine J. Chou	Chief Financial Officer, Chief Operations Officer, & Treasurer	None
Jennifer H. Campisi	Chief Compliance Officer, Anti-Money Laundering Officer & Assistant Secretary	None
John C. Munch	General Counsel & Secretary	None
Mark J. Held	Senior Vice President	None
Lori L. White	Vice President & Assistant Secretary	None
John P. Coary	Vice President & Assistant Secretary	None
Robert M. Silvestri	Vice President	None
Judith A. Rager	Vice President	None
Jason McGhin	Vice President	None
Gary Michael Reese	Vice President	None
(c) None.
Item 33.	Location Of Accounts And Records.
All accounts, books and other documents required to be maintained pursuant to Section 31(a) of the 1940 Act, as amended, and the Rules thereunder are maintained at the offices of: Registrant and Registrant’s investment adviser and administrator, Charles Schwab Investment Management, Inc., 211 Main Street, San Francisco, California 94105; Registrant’s principal underwriter, SEI Investments Distribution Co., 1 Freedom Valley Drive, Oaks, PA 19456; Registrant’s custodian and fund accountant, State Street Bank and Trust Company, One Lincoln Street, Boston, Massachusetts 02111; Registrant’s transfer agent, State Street Bank and Trust Company, One Lincoln Street, Boston, MA 02111.
Item 34.	Management Services.
None.
Item 35.	Undertakings.
Not applicable.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended, Registrant certifies that it meets all of the requirements for the effectiveness of this Post-Effective Amendment No. 128 to Registrant’s Registration Statement on Form N-1A pursuant to Rule 485(b) under the 1933 Act and has duly caused this Post-Effective Amendment No. 128 to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Washington in the District of Columbia, on the 19th day of February, 2021.
SCHWAB STRATEGIC TRUST
Registrant

Jonathan de St. Paer*
Jonathan de St. Paer, President and Chief Executive Officer
Pursuant to the requirements of the 1933 Act, this Post-Effective Amendment No. 128 to Registrant’s Registration Statement on Form N-1A has been signed below by the following persons in the capacities indicated this 19th day of February, 2021.
Signature	Title
Walter W. Bettinger II* Walter W. Bettinger II	Chairman and Trustee
Joseph R. Martinetto* Joseph R. Martinetto	Trustee
Robert W. Burns* Robert W. Burns	Trustee
John F. Cogan* John F. Cogan	Trustee
Nancy F. Heller* Nancy F. Heller	Trustee
David L. Mahoney* David L. Mahoney	Trustee
Jane P. Moncreiff* Jane P. Moncreiff	Trustee
Kiran M. Patel* Kiran M. Patel	Trustee
Kimberly S. Patmore* Kimberly S. Patmore	Trustee
Mark D. Fischer* Mark D. Fischer	Treasurer and Chief Financial Officer
*By:	/s/ Douglas P. Dick Douglas P. Dick, Attorney-in-Fact Pursuant to Power of Attorney